The Chefs’ Warehouse, Inc. 8-K

Exhibit 10.6

THE CHEFS’ WAREHOUSE, INC.

RESTRICTED SHARE AWARD AGREEMENT

Transaction Bonus Award Grant

THIS TRANSACTION AWARD AGREEMENT (this “Agreement”) is made and entered into as of the [__] day of [_______], 2015 (the “Grant Date”), between The Chefs’ Warehouse, Inc., a Delaware corporation (together with its Subsidiaries, the “Company”), and [NAME] (the “Grantee”). Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in The Chefs’ Warehouse, Inc. 2011 Omnibus Equity Incentive Plan (the “Plan”).

WHEREAS, the Company has adopted the Plan, which permits the issuance of restricted shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”); and

WHEREAS, pursuant to the Plan, the Committee responsible for administering the Plan has granted an award of restricted shares to the Grantee as provided herein; and

WHEREAS, on January 12, 2015, the Company entered into a definitive agreement to purchase substantially all of the assets and certain equity interests of Del Monte Capitol Meat Co. and its affiliated companies (the “Transaction”); and

WHEREAS, on the date hereof the Company consummated the Transaction; and

WHEREAS, in recognition of the extraordinary contribution that the Grantee has made in connection with the Transaction, the Committee responsible for administering the Plan has granted a special award of shares to the Grantee as provided herein.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.     Grant of Restricted Shares.

 (a)     The Company hereby grants to the Grantee an award (the “Award”) of [_____] shares of Common Stock of the Company (the “Shares” or the “Restricted Shares”) on the terms and conditions set forth in this Agreement and as otherwise provided in the Plan.

 (b)     The Grantee’s rights with respect to the Award shall remain forfeitable at all times prior to the dates on which the restrictions shall lapse in accordance with Sections 2 and 3 hereof.

2.     Terms and Rights as a Stockholder.

 (a)     Except as otherwise provided herein and subject to such other exceptions as may be determined by the Committee in its discretion, the “Restricted Period” shall expire on the closing date of the Proposed Transaction. In the event that the Proposed Transaction is not consummated or abandoned, this Grant shall be void ab initio and without further force and effect. Notwithstanding the foregoing, one-half of the Shares subject to this Grant may not be transferred until the second anniversary of the closing of the Proposed Transaction and the remaining half may not be transferred until the fourth anniversary of the Proposed Transaction.

 (b)     The Grantee shall have all rights of a stockholder with respect to the Restricted Shares, including the right to receive dividends and the right to vote such Shares, subject to the following restrictions:

 (i)     the Grantee shall not be entitled to the removal of the restricted legends or restricted account notices or to delivery of the stock certificate (if any) for any Shares until the expiration of the Restricted Period as to such Shares and the fulfillment of any other restrictive conditions set forth herein;

 (ii)     none of the Restricted Shares may be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of during the Restricted Period as to such Shares and until the fulfillment of any other restrictive conditions set forth herein; and

 (iii)     except as otherwise determined by the Committee at or after the grant of the Award hereunder, any Restricted Shares as to which the applicable “Restricted Period” has not expired (or other restrictive conditions have not been met) shall be forfeited, and all rights of the Grantee to such Shares shall terminate, without further obligation on the part of the Company, unless the Grantee remains in the continuous employment (or other service-providing capacity) of the Company for the entire Restricted Period applicable to such Shares.

 (c)     Notwithstanding the foregoing, the Restricted Period shall automatically terminate as to all Restricted Shares awarded hereunder (as to which such Restricted Period has not previously terminated) in the following circumstances:

(i)     upon the termination of the Grantee’s employment from the Company which results from the Grantee’s death or Disability;

(ii)     immediately prior to a Change in Control; provided, that if this Award is assumed in the Change in Control transaction under the terms set forth in Section 13.3 of the Plan, the Restricted Period shall run according to the schedule set forth in Section 2(a) hereof except that in the event of the termination of the Grantee’s employment within one year following the Change in Control, if the Grantee’s employment with the Company (or its successor) is terminated by (A) the Grantee for Good Reason, or (B) the Company for any reason other than for Cause, the Restricted Period shall terminate with respect to 100% of the Shares.

Any Shares, any other securities of the Company and any other property (except for cash dividends) distributed with respect to the Restricted Shares shall be subject to the same restrictions, terms and conditions as such Restricted Shares.

3.     Termination of Restrictions. Following the termination of the Restricted Period, and provided that all other restrictive conditions set forth herein have been met, all restrictions set forth in this Agreement or in the Plan relating to such portion or all, as applicable, of the Restricted Shares shall lapse as to such portion or all, as applicable, of the Restricted Shares, and a stock certificate for the appropriate number of Shares, free of the restrictions and restrictive stock legend, shall, upon request, be delivered to the Grantee or Grantee’s beneficiary or estate, as the case may be, pursuant to the terms of this Agreement (or, in the case of book-entry Shares, such restrictions and restricted stock legend shall be removed from the confirmation and account statements delivered to the Grantee in book-entry form).

4.     Delivery of Shares.

 (a)     As of the date hereof, certificates representing the Restricted Shares may be registered in the name of the Grantee and held by the Company or transferred to a custodian appointed by the Company for the account of the Grantee subject to the terms and conditions of the Plan and shall remain in the custody of the Company or such custodian until their delivery to the Grantee or Grantee’s beneficiary or estate as set forth in Sections 4(b) and (c) hereof or their forfeiture or reversion to the Company as set forth in Section 2(b) hereof. The Committee may, in its discretion, provide that the Grantee’s ownership of Restricted Shares prior to the lapse of any transfer restrictions or any other applicable restrictions shall, in lieu of such certificates, be evidenced by a “book entry” (i.e., a computerized or manual entry) in the records of the Company or its designated agent in accordance with and subject to the applicable provisions of the Plan.

 (b)     If certificates shall have been issued as permitted in Section 4(a) above, certificates representing Restricted Shares in respect of which the Restricted Period has lapsed pursuant to this Agreement shall be delivered to the Grantee upon request following the date on which the restrictions on such Restricted Shares lapse.

 (c)     If certificates shall have been issued as permitted in Section 4(a) above, certificates representing Restricted Shares in respect of which the Restricted Period lapsed upon the Grantee’s death shall be delivered to the executors or administrators of the Grantee’s estate as soon as practicable following the receipt of proof of the Grantee’s death satisfactory to the Company.

 (d)     Any certificate representing Restricted Shares shall bear (and confirmation and account statements sent to the Grantee with respect to book-entry Shares may bear) a legend in substantially the following form or substance:

THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF WITHOUT REGISTRATION UNDER THE SECURITES ACT OF 1933 AND UNDER APPLICABLE BLUE SKY LAW OR UNLESS SUCH SALE, TRANSFER, PLEDGE OR OTHER DISPOSITION IS EXEMPT FROM REGISTRATION THEREUNDER.

THIS CERTIFICATE AND THE SHARES OF STOCK REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS (INCLUDING FORFEITURE AND RESTRICTIONS AGAINST TRANSFER) CONTAINED IN THE CHEFS’ WAREHOUSE, INC. 2011 OMNIBUS EQUITY INCENTIVE PLAN (THE “PLAN”) AND THE RESTRICTED SHARE AWARD AGREEMENT (THE “AGREEMENT”) BETWEEN THE OWNER OF THE RESTRICTED SHARES REPRESENTED HEREBY AND THE CHEFS’ WAREHOUSE, INC. (THE “COMPANY”). THE RELEASE OF SUCH SHARES FROM SUCH TERMS AND CONDITIONS SHALL BE MADE ONLY IN ACCORDANCE WITH THE PROVISIONS OF THE PLAN AND THE AGREEMENT AND ALL OTHER APPLICABLE POLICIES AND PROCEDURES OF THE COMPANY, COPIES OF WHICH ARE ON FILE AT THE COMPANY.

5.     Effect of Lapse of Restrictions. To the extent that the Restricted Period applicable to any Restricted Shares shall have lapsed, the Grantee may receive, hold, sell or otherwise dispose of such Shares free and clear of the restrictions imposed under the Plan and this Agreement upon compliance with applicable legal requirements.

6.     No Right to Continued Employment. This Agreement shall not be construed as giving the Grantee the right to be retained in the employ of the Company, and subject to any other written contractual arrangement between the Company and the Grantee, the Company may at any time dismiss the Grantee from employment, free from any liability or any claim under the Plan.

7.     Adjustments. The Committee may make equitable and proportionate adjustments in the terms and conditions of, and the criteria included in, this Award in recognition of unusual or nonrecurring events (and shall make adjustments for the events described in Section 4.2 of the Plan) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles in accordance with the Plan whenever the Committee determines that such events affect the Shares. Any such adjustments shall be effected in a manner that precludes the material enlargement of rights and benefits under this Award.

8.     Amendment to Award. Subject to the restrictions contained in the Plan, the Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate the Award, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of the Grantee or any holder or beneficiary of the Award shall not to that extent be effective without the consent of the Grantee, holder or beneficiary affected.

9.     Withholding of Taxes. If the Grantee makes an election under Section 83(b) of the Code with respect to the Award, the Award made pursuant to this Agreement shall be conditioned upon the prompt payment to the Company of any applicable withholding obligations or withholding taxes by the Grantee (“Withholding Taxes”). Failure by the Grantee to pay such Withholding Taxes will render this Agreement and the Award granted hereunder null and void ab initio and the Restricted Shares granted hereunder will be immediately cancelled. If the Grantee does not make an election under Section 83(b) of the Code with respect to the Award, upon the lapse of the Restricted Period with respect to any portion of Restricted Shares (or property distributed with respect thereto), the Company may satisfy the required Withholding Taxes as set forth by Internal Revenue Service guidelines for the employer’s minimum statutory withholding with respect to the Grantee and issue vested shares to the Grantee without restriction. The Company may satisfy the required Withholding Taxes by withholding from the Shares included in the Award that number of whole shares necessary to satisfy such taxes as of the date the restrictions lapse with respect to such Shares based on the Fair Market Value of the Shares, or by requiring the Grantee to remit to the Company the proper Withholding Taxes in cash.

10.     Plan Governs. The Grantee hereby acknowledges receipt of a copy of (or electronic link to) the Plan and agrees to be bound by all the terms and provisions thereof. The terms of this Agreement are governed by the terms of the Plan, and in the case of any inconsistency between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall govern.

11.     Severability. If any provision of this Agreement is, or becomes, or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or the Award, or would disqualify the Plan or Award under any laws deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award, and the remainder of the Plan and Award shall remain in full force and effect.

12.     Notices. All notices required to be given under this Award shall be deemed to be received if delivered or mailed as provided for herein, to the parties at the following addresses, or to such other address as either party may provide in writing from time to time.

To the Company:	The Chefs’ Warehouse, Inc.
100 East Ridge Road
Ridgefield, CT 06877
Attn: Corporate Secretary

To the Grantee:	The address then maintained with respect to the Grantee in the Company’s records.

13.     Governing Law. The validity, construction and effect of this Agreement shall be determined in accordance with the laws of the State of Delaware without giving effect to conflicts of laws principles.

14.     Successors in Interest. This Agreement shall inure to the benefit of and be binding upon any successor to the Company. This Agreement shall inure to the benefit of the Grantee’s legal representatives. All obligations imposed upon the Grantee and all rights granted to the Company under this Agreement shall be binding upon the Grantee’s heirs, executors, administrators and successors.

15.     Resolution of Disputes. Any dispute or disagreement which may arise under, or as a result of, or in any way related to, the interpretation, construction or application of this Agreement shall be determined by the Committee. Any determination made hereunder shall be final, binding and conclusive on the Grantee and the Company for all purposes.

IN WITNESS WHEREOF, the parties have caused this Restricted Share Award Agreement to be duly executed effective as of the day and year first above written.

THE CHEFS’ WAREHOUSE, INC.

By:

GRANTEE: